Exhibit 2.1

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 8, 2010, by and among ART Icecap Holdings LLC (the “Acquirer”), Versacold International Corporation (f/k/a Eimskip Holdings Inc.), a corporation organized under the laws of Canada (“VIC”), Versacold Logistics Canada Inc. (f/k/a Eimskip Atlas Canada, Inc.), a corporation organized under the laws of Canada (“VLCI”), and, solely for purposes of Section 5.8(c)(ii), Americold Realty Trust, a Maryland real estate investment trust (the “REIT”).  Each of VIC and VLCI are referred to herein as a “Seller” and together as the “Sellers”.

RECITALS

WHEREAS, the Sellers, through their direct and indirect subsidiaries and beneficial interest in indirect subsidiaries, own and/or operate a portfolio of temperature-controlled warehouse properties located in Canada, the United States of America, Australia, New Zealand and Argentina;

WHEREAS, the Sellers desire to contribute, sell, assign and transfer to the Acquirer, and the Acquirer desires to purchase and acquire, the Sellers’ non-Canadian temperature-controlled warehouse properties (together with the business operations and assets and liabilities related thereto) (the “Formation Properties”), in each case, upon the terms and conditions set forth in this Agreement (collectively, the “Contribution”);

WHEREAS, the transactions contemplated by this Agreement are part of a series of transactions being carried out by the Acquirer and its parent company Americold Realty Operating Partnership, L.P. (the “Operating Partnership”) and their affiliates, whereby the Operating Partnership intends to acquire the Formation Properties and consolidate them with certain other temperature-controlled warehouse properties directly or indirectly owned by the Operating Partnership’s general partner the REIT, in conjunction with the proposed initial public offering of the common shares of the REIT (the “IPO”) described in the registration statement on Form S-11 (as amended from time to time, the “Registration Statement”) filed by the REIT with the Securities and Exchange Commission (the “SEC”) on December 14, 2009;

WHEREAS, the Formation Properties are currently owned, directly or indirectly, by (a) Versacold Income Fund, a British Columbia income trust (“VIF”) and (b) Versacold USA, Inc., a Minnesota corporation (“Versa USA” and together with VIF and each of their respective subsidiaries, collectively the “Formation Entities” and individually a “Formation Entity”); and

WHEREAS, VIC owns 100% of the equity interests in each of VIF and VLCI, and VLCI owns 100% of the equity interests in Versa USA;

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

For purposes of this Agreement, the following terms have the meanings specified in this ARTICLE 1:

1.1           “$” means United States Dollars unless expressly provided otherwise.

1.2           “Accounting Firm” has the meaning set forth in Section 5.5(b).

1.3           “Acquirer” has the meaning set forth in the preamble to this Agreement.

1.4           “Action” means any action, cause of action, claim, prosecution, investigation, suit, litigation, grievance, arbitration or other proceeding, whether civil, criminal or administrative, at law or in equity, by or before any governmental entity.

1.5           “Agreement” has the meaning set forth in the preamble to this Agreement.

1.6           “Atlas Facility” means the credit facility evidenced by that certain Second Amended and Restated Credit Agreement, dated as of January 29, 2008, by and among VLCI as Canadian Borrower, the other Borrowers and Guarantors named therein, the financial institutions named therein as Lenders, and Royal Bank of Canada, as Administrative Agent, as amended by the Amendment No. 1 thereto, the Amendment No. 2 thereto, the Amendment No. 3 thereto, the Amendment No. 4 thereto, the Amendment No. 5 thereto, the Amendment No. 6 thereto, the Amendment No. 7 thereto, the Amendment No. 8 thereto and the Amendment No. 9 thereto and as otherwise amended, modified and supplemented from time to time.

1.7           “Benefit Plans” has the meaning set forth in Section 4.2.11(b).

1.8           “Cash Shortfall Amount” means an amount equal to Forty-Five Million Canadian Dollars (CAD$45,000,000) minus the total amount of cash and cash equivalents as determined in accordance with IFRS (denominated in Canadian Dollars) held in aggregate by the Sellers and the Remaining Subsidiaries on the day immediately preceding the Closing Date, excluding (i) cash and cash equivalents paid by Loblaws Inc. (“Loblaw”) to Atlas Logistics Ajax Inc. under that certain Outsourcing Agreement, dated December 20, 2007, by and among Loblaw, Atlas Logistics Ajax Inc. and A1988 ehf (f/k/a Hf. Eimskipafelag Islands), as amended by that certain 1st Amendment to Outsourcing Agreement, dated as of April 23, 2009; and (ii) cash and cash equivalents paid by Loblaw to Atlas Logistics Surrey Inc. under that certain Outsourcing Agreement, dated April 24, 2008, by and among Loblaw, Atlas Logistics Surrey Inc. and A1988 ehf (f/k/a Hf. Eimskipafelag Islands).  In no event shall the Cash Shortfall Amount be less than $0.

1.9           “Closing” has the meaning set forth in Section 3.1.

1.10         “Closing Date” has the meaning set forth in Section 3.1.

1.11         “Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement with any labor union or labor organization.

1.12         “Contract” means any contract, agreement, commitment, lease, purchase order, license, mortgage, indenture, supplemental indenture, line of credit, note, bond, loan, credit agreement, capital lease, sale/leaseback arrangement, concession agreement, franchise agreement or other instrument, including all amendments, supplements, exhibits and attachments thereto.

1.13         “Contribution” has the meaning set forth in the Recitals to this Agreement.

1.14         “Debt Facilities” means collectively the First Lien Facility, the Second Lien Facility, the Junior Loan Facility, the Atlas Facility and the KingSett Loan.

1.15         “Detailed Schedules” has the meaning set forth in Section 5.10.

1.16         “Encumbrance” means any charge, claim, lien, option, pledge, security interest, mortgage, easement, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any attribute of ownership.  Used as a verb, the term “Encumber” shall mean the creation of an Encumbrance.

1.17         “Environmental Laws” means any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials.

1.18         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19         “ERISA Affiliate” means, with respect to any person or entity, any entity (other than such person or entity) that, together with such person or entity, is required to be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986.

1.20         “Estimated Cash Shortfall Statement” has the meaning set forth in Section 5.5(a).

1.21         “Final Cash Shortfall Statement” has the meaning set forth in Section 5.5(b).

1.22         “First Lien Facility” means the credit facility evidenced by that certain Amended and Restated First Lien Credit Agreement, dated as of January 29, 2008, by and among VIC as Canadian Borrower, the other Borrowers, Guarantors and Collateral Parties named therein, the financial institutions named therein as Lenders, and Royal Bank of Canada, as Administrative Agent, as amended by the Amendment No. 1 thereto and the Amendment No. 2 thereto and as otherwise amended, modified and supplemented from time to time.

1.23         “Formation Entities” and “Formation Entity” have the respective meanings set forth in the Recitals to this Agreement.

1.24         “Formation Entity Liens” has the meaning set forth in Section 5.3.2.

1.25         “Formation Entity Shares” means collectively the VIF Units and the Versa USA Shares.

1.26         “Formation Properties” has the meaning set forth in the Recitals to this Agreement.

1.27         “Governmental Authorizations” means, collectively, all applicable consents, approvals, permits, orders, authorizations, licenses and registrations, given or otherwise made available by or under the authority of governmental entities or pursuant to the requirements of any applicable law.

1.28         “Hazardous Materials” means any material, chemical, substance ,waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law.

1.29         “IPO” has the meaning set forth in the Recitals to this Agreement.

1.30         “Prior Reorganization” means the corporate reorganization described on Exhibit 1 attached hereto.

1.31         “Junior Loan Facility” means the credit facility evidenced by that certain Junior Loan Credit Agreement, dated as of January 29, 2008, by and among VIC as Canadian Borrower, the other Borrowers, Guarantors and Collateral Parties named therein, the financial institutions named therein as Junior Lenders, and Straumur-Burdarás Investment Bank hf., as the Junior Administrative Agent, as amended by the Consent and Waiver- Carriage House Property, the Amendment No. 1 thereto, the Amendment No. 2 and Waiver Agreement thereto and the Amendment No. 3 thereto, and as otherwise amended, modified and supplemented from time to time.

1.32         “KingSett Loan” means the credit facility evidenced by that certain purchase money mortgage in the principal amount of CAD$3,000,000 from KS ICE West Coast Inc. dated June 4, 2009.

1.33         “Loan Payoff Amount” means the amount equal to the aggregate amount of liabilities and indebtedness owing under the Debt Facilities (including any prepayment or other fees due to the lenders thereof) to fulfill all obligations under the Debt Facilities as of the Closing Date.  By way of illustration only, if the Closing Date were to have occurred on January 31, 2010, the Loan Payoff Amount would have been approximately CAD$238,000,000 plus USD$487,000,000.

1.34         “Material Adverse Effect” means any change or any development involving a prospective change that would have, individually or in the aggregate, a material adverse effect on the general affairs, management, properties, financial position, stockholders’ equity or results of operations of the Formation Entities, taken as a whole, or the Formation Properties, taken as a whole.

1.35         “Material Contract” means, collectively, Contracts of the following types to which any Formation Entity is a party or by which any Formation Entity’s assets are bound:

(a)           any Contract or instrument evidencing indebtedness (including capital lease obligations), or pursuant to which any person has the ability to incur indebtedness, in an amount in excess of $1,000,000;

(b)           any Collective Bargaining Agreement;

(c)           all Real Property Leases;

(d)           all material employment agreements with officers or other material personnel of the Formation Entities;

(e)           any Contract (other than the Services Agreement) which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Formation Entities, or which restricts the conduct of any line of business by the Formation Entities or any geographic area in which the Formation Entities or any of their affiliates may conduct business;

(f)            any Contract for the sale or other transfer of Owned Real Property or other material tangible assets having a fair market value in excess of $500,000 that has not yet been consummated (but excluding any transfers expressly contemplated in Exhibit 2 to effectuate the Reorganization);

(g)           any Contract with a “related person” of the Sellers or their affiliates (other than the Formation Entities) or any of its officers, directors, employees or related persons (as defined in Regulation S-K Item 404 promulgated under the Securities Act) of the Sellers;

(h)           any management agreement or material services Contract for a temperature-controlled warehouse property;

(i)            any material transportation services Contract;

(j)            any other Contract not otherwise covered by clauses (a) through (i) of this definition of “Material Contract” that requires payments by the Formation Entities in excess of $1,000,000 during any twelve month period and that is not cancelable by the Formation Entities on 30 days or less notice without cost or penalty; and

(k)           any written memorandum or other binding commitment of any sort (including any term sheet, letter of intent or memorandum of understanding) concerning the entry into any agreement of the type described in clauses (a) through (j) of this definition of “Material Contract”.

1.36         “Money Laundering Laws” has the meaning set forth in Section 4.2.16(b).

1.37         “Operating Partnership” has the meaning set forth in the Recitals to this Agreement.

1.38         “Outside Closing Date” has the meaning set forth in Section 7.1.

1.39         “Owned Real Property” has the meaning set forth in Section 4.2.8(a).

1.40         “Payoff Letters” has the meaning set forth in Section 5.3.2.

1.41         “Permitted Encumbrances” means Encumbrances of the following types: (a) Encumbrances for taxes if obligations with respect to such taxes are not yet due or are being contested in good faith by appropriate actions for which appropriate reserves have been established; (b) statutory Encumbrances and rights of set off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Encumbrances imposed by law, in each case incurred in the ordinary course of business, for amounts not yet overdue; (c) Encumbrances incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced on account thereof; (d) Encumbrances in favor of YCS II, a Delaware general partnership, arising under or in connection with that certain Avion Loan Indenture dated as of November 2, 2006 (as amended); (e) Encumbrances arising under the Debt Facilities, all of which such Encumbrances shall be released at the Closing; and (f) easements, rights of way, restrictions (including, without limitation, zoning or any other similar law or right), encroachments, and other minor defects or irregularities in title with respect to real property, in each case which do not and will not (i) secure indebtedness, (ii) individually or in the aggregate materially impair the value or marketability of any of the real estate to which they apply, or (iii) individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Formation Entities.

1.42         “Purchase Consideration” has the meaning set forth in Section 2.2.

1.43         “Real Property Lease” and “Real Property Leases” have the respective meanings set forth in Section 4.2.8(b).

1.44         “Registration Statement” has the meaning set forth in the Recitals to this Agreement.

1.45         “REIT” has the meaning set forth in the Preamble to this Agreement.

1.46         “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

1.47         “Remaining Subsidiary” and “Remaining Subsidiaries” means all direct and indirect subsidiaries wholly or partly owned by either of the Sellers, other than the Formation Entities.

1.48         “Reorganization” means the reorganization of the corporate structure of VIC and its subsidiaries in accordance with Exhibit 2 to this Agreement.

1.49         “SEC” has the meaning set forth in the Recitals to this Agreement.

1.50         “Second Lien Facility” means the credit facility evidenced by that certain Amended and Restated Second Lien Credit Agreement, dated as of January 29, 2008, by and among VIC as Canadian Borrower, the other Borrowers, Guarantors and Collateral Parties named therein, the financial institutions named therein as Lenders, and Royal Bank of Canada, as Administrative Agent, as amended by the Amendment No. 1 thereto and the Amendment No. 2 thereto and as otherwise amended, modified and supplemented from time to time.

1.51         “Services Agreement” means the Non-Competition and Services Agreement, in the form attached hereto as Exhibit 3, to be executed by the parties thereto on the Closing Date.

1.52         “Securities Act” means the Securities Act of 1933, as amended to the date hereof.

1.53         “Seller” and “Sellers” have the respective meanings set forth in the preamble to this Agreement.

1.54         “Versa USA” has the meaning set forth in the Recitals to this Agreement.

1.55         “Versa USA Certificate” has the meaning set forth in Section 3.2.1(a)(i).

1.56         “Versa USA Shares” means the 102 shares of common stock, $1.00 par value, and 281,501 shares of preferred stock, $10.00 par value, in Versa USA owned of record by VLCI, which comprise 100% of the issued and outstanding capital stock of Versa USA.

1.57         “Versacold Formation Transactions Taxes Amount” means the amount due and payable to the applicable taxing authorities with respect to the taxes specified on Exhibit 4 to this Agreement, as such amount is mutually agreed prior to the Closing Date by the parties.

1.58         “Versacold Transaction Expenses Amount” means the reasonable out-of-pocket expenses incurred by the Sellers in connection with the Contribution to the extent such expenses are incurred by Sellers and unpaid as of the Closing.  Such amounts shall be paid in the currency in which the underlying obligation is due.

1.59         “VIC” has the meaning set forth in the preamble to this Agreement.

1.60         “VIF Certificate” has the meaning set forth in Section 3.2.1(a)(ii).

1.61         “VIF Units” means the 58,950,024 trust units in VIF owned of record by the Sellers, which comprise 100% of the issued and outstanding capital stock of VIF.

1.62         “VLCI” has the meaning set forth in the preamble to this Agreement.

ARTICLE 2

CONTRIBUTION; CONSIDERATION

2.1           Purchase and Sale of Formation Entity Shares.  On the terms and subject to the conditions set forth in this Agreement, (a) VIC agrees to contribute, sell, assign, deliver and convey to the Acquirer, and the Acquirer agrees to purchase and acquire from VIC all right, title and interest in and to the VIF Units, free and clear of all Encumbrances; and (b) VLCI agrees to contribute, sell, assign, deliver and convey to the Acquirer, and the Acquirer agrees to purchase and acquire from VLCI all right, title and interest in and to the Versa USA Shares, free and clear of all Encumbrances.

2.2           Consideration.  The consideration payable for the Formation Entity Shares (the “Purchase Consideration”) shall be an amount equal to the Loan Payoff Amount plus the Versacold Formation Transactions Taxes Amount plus the Versacold Transaction Expenses Amount plus the Cash Shortfall Amount (if any) set forth on the Estimated Cash Shortfall Statement delivered pursuant to Section 5.5(a).  VIC and Acquirer shall mutually agree upon the allocation of Purchase Consideration among the Formation Entities.  At the Closing, the Acquirer shall pay the Purchase Consideration to or for the benefit of the applicable Seller in accordance with a funds-flow schedule to be mutually prepared and agreed by the Acquirer and the Sellers on the date following the date that each of the Loan Payoff Amount statement is delivered pursuant to Section 5.3.1, the Versacold Transaction Expenses Amount statement is delivered pursuant to

Section 5.4 and the Estimated Cash Shortfall Statement is delivered pursuant to Section 5.5(a).

ARTICLE 3

CLOSING

3.1           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 8:00 am local time at the offices of Munger, Tolles and Olson LLP, located at 355 S. Grand Ave., 35th Floor, Los Angeles, California 90071 (or such other time and location agreed upon in writing by the Acquirer and the Sellers) on the business day following the satisfaction or waiver of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, that the Closing will occur if at all on or before the Outside Closing Date, or at such other time and place as the Acquirer and the Sellers may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2           Deliveries at Closing.

3.2.1        Sellers’ Closing Deliveries.  At the Closing, the Sellers shall deliver or cause to be delivered to the Acquirer:

(a)           original stock certificates representing each of: (i) the Versa USA Shares (the “Versa USA Certificate”), and (ii) the VIF Units (the “VIF Certificate”), in each case together with stock powers duly executed in blank or such other appropriate instruments of transfer in a form satisfactory to the Acquirer for transfer on the books of VIF and Versa USA;

(b)           copies of the publicly filed organizational documents of Versa USA, certified as of a recent date prior to the Closing Date by the secretary of state (or other applicable government agency) of Versa USA’s jurisdiction of incorporation;

(c)           (i) a copy, certified by an officer of Versa USA, of the bylaws of Versa USA and (ii) a copy, certified by an officer of VIF, of the declaration of trust of VIF, in each case, in effect as of the Closing Date;

(d)           copies, certified by an officer of each of the Sellers, of the resolutions of their respective boards of directors and the board of directors of Eimskip Tango ehf., a private limited liability company organized under the laws of Iceland (“Tango”) authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated herein, which resolutions shall be in form and substance reasonably satisfactory to the Acquirer and in full force and effect and not revoked;

(e)           a duly executed certificate of an officer of each of the Sellers certifying as to the satisfaction or due waiver of the conditions set forth in Sections 6.1(a) and 6.1(b);

(f)            a good standing certificate with respect to Versa USA issued by (i) the secretary of state of Versa USA’s jurisdiction of incorporation (dated within a recent date prior to the Closing Date), and (ii) such other applicable jurisdictions where each of VIF and Versa USA is qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary (dated as of a recent date prior to the Closing Date);

(g)           a bring down good standing certificate (or its equivalent), dated as of the Closing Date, of the certificates delivered pursuant to Section 3.2.1(f), or an oral confirmation from the applicable secretary of state (or other applicable government agency) with respect to such good standing;

(h)           the books and records of each Formation Entity;

(i)            duly executed resignations effective as of the Closing Date from such individual managers, directors and officers of the Formation Entities as the Acquirer shall have notified the Sellers in writing not less than two business days prior to the Closing Date;

(j)            duly executed copies of the Payoff Letters;

(k)           the Detailed Schedules;

(l)            a duly executed counterpart of the Services Agreement; and

(m)          fully and duly executed copies of amendments, restatements, terminations, assignments, payoffs and/or other modifications, in each case in form and substance satisfactory to Acquirer, to the agreements identified on Schedule 3.2.1.

3.2.2        Acquirer’s Closing Deliveries.  At the Closing, the Acquirer shall deliver or cause to be delivered to the Sellers:

(a)           a copy of the certificate of formation of the Acquirer, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Delaware;

(b)           a copy, certified by an officer or other authorized individual of the Acquirer, of the Acquirer’s Limited Liability Company Agreement;

(c)           copies, certified by an officer of the REIT, of the resolutions of the REIT, in its capacity as the general partner of the Operating Partnership, authorizing the Operating Partnership to cause the Acquirer to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement (or ratifying the execution and delivery by the Acquirer of this Agreement and the consummation by the Acquirer of the transactions contemplated by this Agreement), which resolutions shall be in full force and effect and not revoked;

(d)           a duly executed certificate of an officer or other authorized individual of the Acquirer certifying as to the satisfaction or due waiver of the conditions set forth in Sections 6.2(a) and 6.2(b);

(e)           a good standing certificate with respect to the Acquirer issued by the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date;

(f)            a bring down good standing certificate, dated as of the Closing Date, of the certificate delivered pursuant to Section 3.2.2(e), or an oral confirmation from the Secretary of State of the State of Delaware on the Closing Date with respect to such good standing; and

(g)           a duly executed counterpart of the Services Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the Acquirer. The Acquirer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

4.1.1        Organization; Authority.  The Acquirer has been duly formed and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and each agreement contemplated hereby, and to carry out all of the transactions contemplated hereby and thereby, including the Contribution.

4.1.2        Due Authorization; Enforceability.  The execution, delivery and performance of this Agreement by the Acquirer has been duly and validly authorized (or will be duly ratified no later than the Closing) by all necessary action of the Acquirer.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Acquirer pursuant to this Agreement constitutes, or when executed and delivered will constitute, subject to the authorization or due ratification no later than the Closing of the Acquirer, the legal, valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.1.3        Consents and Approvals.  Except with respect to the IPO and except as set out in Schedule 4.1.3, no consent, waiver, approval or authorization of any third party or governmental authority or agency is required to be obtained by the Acquirer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been obtained or satisfied prior to the Closing and except for those consents, waivers and approvals or authorizations, the failure to obtain which would not impair the Acquirer’s ability to consummate the transactions contemplated by this Agreement.

4.1.4        Securities Law Matters.  The Acquirer is acquiring the Formation Entity Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act, in any manner that would be in violation of the Securities Act.

4.1.5        Brokers.  Except as set forth on Schedule 4.1.5, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of the Acquirer or its affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Acquirer or its affiliates in connection with the execution and delivery of this Agreement, the performance hereunder by the Acquirer, or the consummation of the transactions contemplated hereby, including the Contribution.

4.2           Representations and Warranties of the Sellers.  The Sellers hereby represent and warrant to the Acquirer as follows:

4.2.1        Organization; Authority.  Each of the Sellers and each Formation Entity has been duly incorporated or formed and is validly existing and (if applicable) in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted, to enter into this Agreement (to the extent it is a party hereto) and each agreement contemplated hereby to which it is a party, and to carry out all of its  obligations contemplated hereby and thereby.  No Formation Entity is in violation of its Declaration of Trust, Certificate of Incorporation, By-laws or comparable organization document.

4.2.2        Due Authorization; Enforceability.  The execution, delivery and performance of this Agreement by the Sellers has been duly and validly authorized by all necessary actions of the Sellers and, if necessary, VIC’s equity holder(s).  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of any Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.2.3        Consents and Approvals.  No consent, waiver, approval or authorization of any third party or governmental authority or agency is required to be obtained by the Sellers or any Formation Entity in connection with the execution, delivery and performance by the Sellers of this Agreement and/or the consummation of the transactions contemplated hereby, except any of the foregoing that shall have been obtained or satisfied prior to the Closing and except for any such consent, waiver and approval or authorization, the failure to obtain which would not have a Material Adverse

Effect and would not materially impair the ability of the Sellers or the Formation Entities to consummate the transactions contemplated by this Agreement.

4.2.4        Non-Contravention.  None of the execution, delivery or performance by the Sellers of this Agreement, any agreement contemplated hereby and the consummation of the Contribution and other transactions contemplated hereby and thereby will (i) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration or other right under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which any of the Sellers, any of the Formation Entities or any of their respective properties or assets may be bound, or (ii) assuming the accuracy of the representations and warranties of the Acquirer made under Section 4.1.4, violate or conflict with any judgment, order, decree or law applicable to any of the Sellers, any of the Formation Entities or any of their respective properties or assets, except in each case for those matters that would not have a Material Adverse Effect or impair the ability of the Sellers and the Formation Entities to consummate the transactions contemplated by this Agreement.

4.2.5        Solvency.  The Sellers will each be solvent immediately following the consummation of the transactions contemplated by this Agreement. The sale of the Formation Entity Shares pursuant to this Agreement is not being made with the actual intent to hinder, delay or defraud any entity to which the Sellers or any of the Formation Entities is indebted as of the date hereof or any entity to which the Sellers or any of their affiliates may become indebted subsequent to the date hereof.  The Sellers have valid business reasons for selling the Formation Entity Shares and have concluded that the Purchase Consideration represents reasonably equivalent value for the Formation Entity Shares.  The Sellers are not engaged in any business or transaction, nor are they about to engage in any business or transaction, for which the property remaining with the Sellers  is or will be an unreasonably small capital, and the Sellers do not intend to incur, and do not believe that they have incurred, debts beyond their respective abilities to pay as they mature or as Sellers expect to otherwise become due and payable.  The boards of directors of each of the Sellers and Tango have not authorized, and have no present intent to authorize, any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or the taking of any other actions with respect to any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law.

4.2.6        Capitalization.  Schedule 4.2.6(a) of the Sellers Disclosure Schedules contains a complete and accurate description of the ownership structure of the Formation Entities (including the identity and percentage ownership of each Formation Entity and each other member, partner or other owner, if any) as of the date hereof and as of the Closing, provided, that Schedule 4.2.6(a) does not reflect any changes expressly contemplated in Exhibit 2 to occur as part of the Reorganization.  The Formation Entities do not have any other subsidiaries or own any stock of, or any equity participation in, any entity, except as set forth on Schedule 4.2.6(a) of the Sellers Disclosure Schedules.  The Sellers, or a subsidiary of the Sellers indicated on Schedule 4.2.6(a) of the Sellers Disclosure Schedules, is the owner of all right, title and interest (record and beneficial) in and to the issued and outstanding equity interests of the subsidiaries of the Sellers and the Formation Entities as set forth on Schedule 4.2.6(a) of the Sellers Disclosure Schedules, free and clear of all Encumbrances other than Permitted Encumbrances.  The equity interests of each Formation Entity as set forth on Schedule 4.2.6(a) of the Sellers Disclosure Schedules constitute all of the issued and outstanding equity interests of such Formation Entity, and without limitation of the foregoing, (x) as to VIF, the VIF Units constitute all of the issued and outstanding equity interests of VIF, and (y) as to Versa USA, the Versa USA Shares constitute all of the issued and outstanding equity interests of Versa USA.  All of the issued and outstanding equity interests of each Formation Entity have been duly authorized and are validly issued, fully paid and nonassessable and none of them has been issued in violation of preemptive or similar rights.  There are no declared or accrued but unpaid dividends or distributions with regard to any issued and outstanding equity interests of the Formation Entities.  There are no equity interests in any Formation Entity reserved for issuance or subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, agreements, obligations, convertible, exercisable or exchangeable securities, or other commitments, contingent or otherwise, relating to equity interests in any of the Formation Entities.  There are no outstanding or authorized membership interests, stock appreciation, phantom stock, profit participation, or similar rights for which any Formation Entity has any liability, and there are no issued and outstanding bonds, indentures, notes or other indebtedness having the right to vote (or convertible into, exchangeable or exercisable for, or creating the right to subscribe for or acquire securities that have the right to vote) on any matters on which owners or members of any Formation Entity may vote. There are no shareholder agreements, proxies, voting trusts or other agreements or understandings to which any Formation Entity is a party or by which any Formation Entity is bound relating to the voting or registration of any equity interests of a Formation Entity or preemptive rights with respect thereto.  Schedule 4.2.6(b) of the Sellers Disclosure Schedules contains a complete and accurate description of the ownership structure of the Remaining Subsidiaries (including the identity and percentage ownership of each Remaining Subsidiary and each other member, partner or other owner, if any).  Other than the Formation Entities and the Remaining Subsidiaries, no Seller owns or controls directly or indirectly any equity interests or rights to acquire or that are convertible to or exchangeable for equity interests in any entity.  The various debentureholders of VIF set forth on Schedule 4.2.6(a) of the Sellers Disclosure Schedule are entitled to receive, upon conversion of the outstanding convertible debentures, 100% of the outstanding “Special Units” of VIF.  Such “Special Units” are convertible only into cash, and the holders thereof are in no event entitled to receive Trust Units or other equity (or rights convertible or exchangeable into equity) of VIF, any Formation Entity or other person or entity.  The “Trust Property” under and as defined in that certain Escrow Agreement, dated August 1, 2007, by and between VIF and Computershare Trust Company of Canada (the “Escrow Agreement”) is and will be sufficient to cover any and all liabilities related to (i) the “Special Units” (including conversion thereof); (ii) the Escrow Agreement; and (iii) that certain Trust Indenture, dated August 9, 2006, by and between VIF and Computershare Trust Company of Canada.

4.2.7        Brokers.  No agent, broker, investment banker, intermediary, finder or firm acting on behalf of any Seller or its affiliates or any Formation Entity is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any Seller or its affiliates or from any Formation Entity (or Acquirer) in connection with the execution and delivery of this Agreement, the performance hereunder by the Sellers, or the consummation of the transactions contemplated hereby.

4.2.8        Real Property.

(a)           The Formation Entities, directly or indirectly, own in fee simple the real properties listed on Schedule 4.2.8(a) of the Sellers Disclosure Schedules (the “Owned Real Property”) as of the date hereof and as of the Closing, provided, that Schedule 4.2.8(a) does not reflect any changes expressly contemplated in Exhibit 2 to occur as part of the Reorganization. With respect to each Owned Real Property, the Formation Entity or subsidiary thereof identified on Schedule 4.2.8(a) of the Sellers Disclosure Schedules has good and marketable title to such Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and except as described on Schedule 4.2.8(a).  The Sellers have delivered or made available to the Acquirer copies of all deeds and other instruments pertaining to the Sellers’ or their respective subsidiaries’ ownership of any Owned Real Property, and copies of all title insurance policies, opinions, abstracts, and surveys relating to the Owned Real Property.

(b)           Schedule 4.2.8(b) of the Sellers Disclosure Schedules lists all leases, subleases and other material agreements, including all amendments, assignments and modifications thereto, under which the Formation Entities use or occupy or have the right to use or occupy any real property (collectively the “Real Property Leases” and individually a “Real Property Lease”) before and after giving effect to the Reorganization.  Each Real Property Lease is valid, binding (except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)), and in full force and effect and the applicable Formation Entity has good and valid leasehold interests in each parcel of real property which is subject to a Real Property Lease free and clear of all Encumbrances, except for Permitted Encumbrances and except as described on Schedule 4.2.8(a).

(c)           Each of the Formation Properties that constitutes real property is either (i) an Owned Real Property or (ii) occupied pursuant to a Real Property Lease, in each case as set forth on Schedule 4.2.8(a) or Schedule 4.2.8(b) of the Sellers Disclosure Schedules (or a combination of both, as clearly disclosed on such Schedules).  There is no owned or leased real property related to the Formation Properties other than the properties and leasehold interests set forth on Schedule 4.2.8(a) or Schedule 4.2.8(b) of the Sellers Disclosure Schedules.

4.2.9        Material Contracts.  Schedule 4.2.9 of the Sellers Disclosure Schedules contains a complete and accurate list of all Material Contracts to which the Formation Entities (or any of them) are parties or by which any of their assets are bound.  Each such Material Contract, assuming such Material Contract is a legal, valid and binding obligation of and enforceable against the other parties thereto in accordance with its terms, (i) constitutes a valid and binding obligation of each Formation Entity party thereto and is enforceable against such Formation Entity, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) to the Sellers’ knowledge, is a valid, binding and enforceable obligation of the other parties thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).  None of the Formation Entities and, to the Sellers’ knowledge, no other party to any such Material Contract is in breach or default in any material respect thereunder.

4.2.10      Legal Proceedings.  Except as set forth on Schedule 4.2.10 of the Sellers Disclosure Schedules, there are no Actions pending or, to the best of Sellers’ knowledge, threatened or contemplated, against the Formation Entities (or any of them) or otherwise involving the Formation Properties or any of the business operations and activities related thereto, which could reasonably be expected to have a Material Adverse Effect or, as to any individual Action, could reasonably be expected to result in losses, costs and expenses, obligations or liabilities of the Formation Entities in excess of $1,000,000.  There are no Actions pending or, to the Sellers’ knowledge, threatened against the Sellers, any Formation Entity or any of their subsidiaries or otherwise relating to any Formation Properties, which could reasonably be expected to impair any Seller’s ability to perform its obligations under this Agreement or that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit the consummation of the transactions contemplated hereby.

4.2.11      Employee Benefit Matters.

(a)           Schedule 4.2.11(a) of the Sellers Disclosure Schedules lists all Benefit Plans (as defined below) that currently are maintained, sponsored, contributed to, or required to be contributed to, by any of the Formation Entities or by any ERISA Affiliate of the Formation Entities or is required by applicable law to participate, or as to which its future participation has been announced.  Schedule 4.2.11(b) lists all Benefit Plans that are not maintained, sponsored, contributed to, or required to be contributed to, by any of the Formation Entities or by and ERISA Affiliate of the Formation Entities in which any of the Formation Entities participates or is required by applicable law to participate, as to which its future participation has been announced, or as to which any employees or other personnel of any of the Formation Entities, the Formation Properties or any of the business operations and activities related thereto is a participant or beneficiary.

(b)           As used herein, the term “Benefit Plans” means all employee benefit and compensation plans, programs, agreements and arrangements, including all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), all employment or consulting agreements, all retirement, profit sharing, savings, pension, deferred compensation, change in control and retention plans, all health, medical, vision, dental, severance, insurance, disability and other employee welfare plans and all incentive, bonus, stock option or other equity-based compensation, stock purchase, vacation, fringe benefit and other plans in each case, whether oral or written, funded or unfunded, or insured or self-insured, that are maintained, sponsored, contributed to or required to be contributed to, by any of the Formation Entities or by any ERISA Affiliate of the Formation Entities or to which any of the Formation Entities or any ERISA Affiliate of any of the Formation Entities has or may have had any liability (contingent or otherwise), in each case for or to any current or former employees, directors, officers or consultants of any of the Formation Entities.

4.2.12      Governmental Authorizations.  Each Governmental Authorization held by any Formation Entity is, in all material respects, valid and in full force and effect and will continue to be immediately upon the consummation of the transactions contemplated herein.  The Formation Entities hold all Governmental Authorizations necessary to permit the Formation Entities to lawfully conduct and operate their respective businesses and to permit the Formation Entities to own and use their assets, in all material respects, in the manner in which such assets are currently owned and used.  The Formation Entities are in compliance in all material respects with all of the terms and requirements of each such Governmental Authorization.

4.2.13      Opinion.  The Boards of Directors of VIC and Tango have received a written opinion from a nationally recognized financial advisory firm to the effect that, as of the date of such opinion, and subject to any assumptions, limitations and qualifications contained therein, the Purchase Consideration is fair, from a financial point of view, to VIC.

4.2.14      Certain Debts, Liabilities and Guarantees.  Except as set forth on Schedule 4.2.14, as of the Closing Date, (i) no Formation Entity owes or is owed any material debt or other material liability to or by any Seller (or any Seller’s direct or indirect equity holders) or any Remaining Subsidiary; (ii) none of any Seller, any Seller’s direct or indirect equity holders, and any Remaining Subsidiary is a guarantor of any debt or other liability of any Formation Entity; and (iii) no Formation Entity is a guarantor of any debt or other liability of any Seller (or any Seller’s direct and indirect equity holders) or any Remaining Subsidiary.

4.2.15      No Changes; Ordinary Course.  Other than pursuant to the Prior Reorganization, the Formation Entities have been operated in the ordinary course since January 31, 2010.  Notwithstanding the foregoing, none of the actions listed in Section 5.1 have been taken since January 31, 2010 (other than pursuant to the Prior Reorganization), and there has not occurred, since such date, any Material Adverse Effect (including, among other things, as a result of fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree) in the businesses, financial condition or results of operations of the Formation Properties or the Formation Entities, taken as a whole.

4.2.16      Certain Laws.

(a)           Neither any Formation Entity nor, to the knowledge of the directors or officers of any of the Sellers, any trustee, officer, agent, employee or other person associated with or acting on behalf of any Formation Entity has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, to the extent applicable, or any other similar and applicable law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b)           The operations of the Formation Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of all applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Formation Entity with respect to the Money Laundering Laws is pending or, to the knowledge of the Sellers, threatened.

(c)           Neither any Formation Entity nor, to the knowledge of the Sellers, any trustee, officer, agent, employee or affiliate of any Formation Entity is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.2.17      Environmental Laws.

(a)           The Formation Entities (i) (a) are and have been in compliance with any and all Environmental Laws, (b) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (c) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (d) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (e) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to any Formation Entity, except in the case of each of (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) (a) there are no proceedings that are pending, or that are known to be contemplated, against any Formation Entity under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (b) the Formation Entities are not aware of any facts or issues regarding compliance with

Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could reasonably be expected to have a Material Adverse Effect on the capital expenditures, earnings or competitive position of the Formation Entities, and (c) no Formation Entity anticipates material capital expenditures relating to any Environmental Laws.

(b)           There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by any Formation Entity (or, to the knowledge of any Seller or Formation Entity, any other entity (including any predecessor) for whose acts or omissions any Formation Entity is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by any Formation Entity, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3           Termination of Representations and Warranties.  The representations and warranties contained in Sections 4.1 and 4.2 of this Agreement shall terminate upon the Closing.

4.4           No Other Representations or Warranties.  The Acquirer acknowledges that (a) the Sellers are making, and have made, no representation or warranty, express or implied, as to the Formation Entities, the Formation Entity Shares except as expressly set forth in this Agreement, and (b) in acquiring the Formation Entity Shares, except for the Sellers’ representations and warranties expressly set forth in this Agreement, the Acquirer is not relying upon any representation, warranty, statement, description or other information made or furnished by the Sellers or any of their officers, employees, agents or representatives, whether written or oral, express or implied, of any nature whatsoever.

ARTICLE 5
COVENANTS

5.1           Conduct of Business.  From the date hereof through the Closing, and except in connection with the Reorganization, the Sellers shall, and shall cause each Formation Entity to, conduct its business with respect to the Formation Properties and related businesses, activities and operations in the ordinary course of business consistent with past practices, and shall not, and shall not permit the Formation Entities to, without the prior written approval of the Acquirer:

(a)           Sell, dividend, distribute, transfer, mortgage, pledge, Encumber, assign or otherwise dispose of, or cause the sale, transfer, mortgage, pledge, assignment or disposition of (or agree to do any of the foregoing) all or any portion of the Formation Properties (including, for purposes of clarity, cash and cash equivalents except for cash distributions made in the ordinary course of business consistent with past practice from the Formation Entities to VIC) or any direct or indirect interest in any of the Formation Entities;

(b)           Make or declare (or permit any Formation Entity to make or declare) any dividend or distribution, whether of equity, cash or other property;

(c)           Cause or permit a change to the existing use of any of the Formation Properties;

(d)           Authorize any capital expenditures in excess of $1,000,000 and not in the Annual Business Plan or approved budget of the Formation Entities taken as a whole;

(e)           Enter into any partnership, joint venture or similar agreement or arrangement or other agreement which contains any restrictive covenant or otherwise limits the ability of the Acquirer or any Formation Entity to conduct business in any jurisdiction (other than the Services Agreement);

(f)            Cause or take any action that would render any of the representations or warranties of the Sellers set forth herein untrue in any material respect;

(g)           Incur any additional indebtedness, including any additional borrowings under the Debt Facilities (other than drawings under the revolving credit facilities of the Debt Facilities) or incur any obligation (actual or contingent) to make any capital contributions or similar payments (other than repayments under the revolving credit facilities of the Debt Facilities) or guarantee of any of the foregoing;

(h)           Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Formation Entities or approve, authorize or enter into any agreement or understanding, or letter of intent or agreement in principle with respect thereto;

(i)            Amend, modify or terminate any material agreements or other instruments, including without limitation the Real Property Leases, or enter into any new leases related to any Formation Properties;

(j)            Enter into any agreement between any Seller, any direct or indirect equity holder of any Seller or any Remaining Subsidiary (or any of their respective directors or employees), on the one hand, and any Formation Entity (or any director or employee thereof), on the other hand;

(k)           Make any prepayments outside the ordinary course of business (consistent with past practice), accelerate the payment of payables outside the ordinary course, extend the terms of payment for receivables outside the ordinary course (consistent with past practice) or take any other action designed to affect the Cash Shortfall Amount; or

(l)            Agree orally or in writing to take any of the actions identified above.

The Acquirer shall endeavor to approve or disapprove in writing any such action by the Sellers within five (5) business days after receiving a written request (providing all information reasonably relevant to the Acquirer’s consideration) for such approval, which approval will not be unreasonably withheld, delayed or conditioned.

5.2           Tax Matters.  The Sellers and the Acquirer shall provide each other with such cooperation and information relating to any of the Formation Properties and the Formation Entities as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes, or (iv) performing tax diligence, including with respect to the impact of this transaction on the REIT’s tax status as a real estate investment trust for United States Federal income tax purposes.  The Acquirer shall promptly notify the Sellers in writing upon receipt by the Acquirer or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the income, properties or operations of any of the Sellers and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Acquirer or any of its affiliates, in each case which may affect the liabilities for taxes of the Sellers with respect to any tax period ending before or as a result of the Closing. The Sellers shall promptly notify the Acquirer in writing upon receipt by the Sellers or any of their affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the Formation Properties or the income, properties or operations of any Formation Entity.  Without limitation of the foregoing, the Sellers shall provide the Acquirer with such tax information relating to the Formation Properties and the Formation Entities as is reasonably requested by the Acquirer and shall cooperate with the Acquirer with respect to its filing of tax returns.

5.3           Repayment of Debt Facilities; Versacold Transaction Expenses Amount; Cash Shortfall Amount.

5.3.1        The Sellers shall deliver to the Acquirer, not less than five (5) business days prior to the Closing Date a statement which shall set forth in reasonable detail, as of the Closing Date, the calculation of the Loan Payoff Amount (including a per diem amount), which shall be an amount not greater than USD $750,000,000.  Such statement shall be itemized as to each of the Debt Facilities and shall state the Loan Payoff Amount in United States Dollars or, if the obligations under any of the Debt Facilities are required to be repaid in Canadian Dollars, Canadian Dollars.

5.3.2        At or prior to the Closing, in connection with the foregoing and with respect to any Encumbrances on any assets of the Formation Entities that in whole or in part were security for the Debt Facilities (the “Formation Entity Liens”), the Sellers shall, and shall cause the applicable Formation Entities to, negotiate and enter into appropriate agreements with the lenders under the Debt Facilities to obtain as of the Closing evidence of the repayment of the Loan Payoff Amount and the release of all Formation Entity Liens.  Such payoff and release shall include (i) payoff letters and other written documentation evidencing the release (the “Payoff Letters”), as of the Closing Date and after giving effect to the payments contemplated by such Payoff Letters, of the Sellers and the Formation Entities from any and all obligations and Encumbrances under or in connection with any indebtedness under the Debt Facilities, including the release of all Encumbrances upon or in any of the respective properties and assets of, and any guarantees by, any of the Formation Entities arising under or in connection with the Debt Facilities; and (ii) such other documentation as the Operating Partnership shall reasonably request to evidence the payoff and release of all Formation Entity Liens.

5.4           Versacold Transaction Expenses Amount.  The Sellers shall deliver to the Acquirer, not less than five (5) business days prior to the Closing Date a statement which shall set forth in reasonable detail the Versacold Transaction Expenses Amount.  Such statement shall be itemized as to each transaction expense and shall state the Versacold Transaction Expenses Amount in United States Dollars or, if the obligations with respect to such transaction expenses are required to be repaid in Canadian Dollars, Canadian Dollars.

5.5           Cash Shortfall Amount Adjustments.

(a)           No later than five (5) business days prior to the Closing Date, the parties hereto shall confer and in good faith mutually agree upon a statement (the “Estimated Cash Shortfall Statement”) setting forth the estimated Cash Shortfall Amount.

(b)           For a period of thirty (30) days following the Closing Date, the parties shall cooperate in their respective review of the Estimated Cash Shortfall Statement, including, without limitation, allowing the Acquirer and its representatives to have reasonable access to personnel of the Sellers and the Remaining Subsidiaries and such records and other information as may be necessary or desirable to review and confirm the accuracy of the Estimated Cash Shortfall Statement.  If no party objects to the Estimated Cash Shortfall Statement by delivery of written notice to the other parties within such thirty (30) day period, the Estimated Cash Shortfall Statement shall become final and binding upon the parties and shall be deemed to be the “Final Cash Shortfall Statement.”  If any party objects to the Estimated Cash Shortfall Statement by delivery of written notice to the other parties no later than the end of such thirty (30) day period, the parties shall discuss such objection(s) in good faith for a period of thirty (30) days.  If they reach written agreement within such thirty (30) day period, then the Estimated Cash Shortfall Statement, as amended by such written agreement, shall become final and binding upon the parties and shall be deemed to be the “Final Cash Shortfall Statement.”  If the parties fail to reach written agreement within such thirty (30) day period, then those items as to which they have failed to reach agreement shall be submitted for arbitration by an accounting firm jointly selected by VIC and Acquirer (the “Accounting Firm”), which shall arbitrate the dispute and submit a written statement of its adjudication within thirty (30) days after being retained.  The Accounting Firm’s determination of the disputed matters, together with the matters not subject to dispute, shall be final and binding upon the parties and shall be deemed to be the “Final Cash Shortfall Statement.”  The fees and expenses of the Accounting Firm shall be shared equally by the Sellers, on the one hand, and the Acquirer, on the other hand.  To the extent the Final Cash Shortfall Statement shows that the actual Cash Shortfall Amount exceeds the estimated Cash Shortfall Amount set forth in the Estimated Cash Shortfall Statement, the Acquirer shall pay to the Sellers such excess amount by wire transfer of immediately available funds within ten (10) days of determination of the Final Cash Shortfall Statement in accordance with this Section 5.5(b).  To the extent the Final Cash Shortfall Statement shows that the actual Cash Shortfall Amount is less than the estimated Cash Shortfall Amount set forth in the Estimated Cash Shortfall Statement, the Sellers shall pay to the Acquirer the amount of such deficiency by wire transfer of immediately available funds within ten (10) days of determination of the Final Cash Shortfall Statement in accordance with this Section 5.5(b).

5.6           Consents.  The Sellers shall use their best commercially reasonable efforts to obtain prior to the Closing all consents and governmental approvals (and deliver all notices) required in connection with the consummation by the Sellers of the transactions contemplated by this Agreement and shall keep Acquirer reasonably informed of the status thereof.  All such consents (and, if necessary, notices) shall be in writing, and executed counterparts thereof shall be delivered to the Acquirer promptly after receipt.

5.7           Access to Information.  Upon reasonable notice, subject to applicable law, including antitrust laws, and the terms and conditions of that certain Mutual Non-Disclosure Agreement, dated January 6, 2010, by and between VIC and the REIT, the Sellers shall afford to the Acquirer and its representatives reasonable access, during normal business hours, to the Formation Properties and to the Formation Entities’ personnel and to the other properties relating to the Formation Entities, the Formation Properties and the business operations and activities related thereto.

5.8           Further Assurances.

(a)           Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, using their respective commercially reasonable efforts to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

(b)           The parties acknowledge and agree that they intend that the Acquirer shall, as a result of the Acquirer’s acquisition of the Formation Entities, indirectly acquire (i) fee simple title to, or the leasehold interest in, each of the Formation Properties that constitutes real property (as set forth on Schedules 4.2.8(a) and 4.2.8(b) of the Sellers Disclosure Schedules) free and clear of Encumbrances other than Permitted Encumbrances, and (ii) all of the Sellers’ right, title and interest in and to each of its temperature-controlled warehouses and related businesses, assets and real and personal property located in the United States of America, Australia, New Zealand and Argentina.  If at any time after the date of this Agreement and from time to time any further action is necessary to carry out such intent or to otherwise fulfill the purposes of this Agreement or to vest the Acquirer with valid and legal title to the Formation Entity Shares free and clear of all Encumbrances, including, without limitation the transfer to the Formation Entities of any of the assets described in the foregoing clauses (i) and (ii) and the execution, delivery, and filing of additional or ancillary agreements, instruments, deeds, certificates and other documents in connection with the foregoing, then the parties shall take, or cause to be taken, all such necessary or appropriate action and the Sellers shall bear the cost of any such action.

(c)           In furtherance and not in limitation of Sections 5.8(a) or 5.8(b):

(i)            The Sellers shall use their commercially reasonable efforts to cause the Reorganization to be consummated, substantially in accordance with Exhibit 2 hereto, as soon as reasonably practicable after the date of this Agreement.

(ii)           The Sellers and the REIT shall use their commercially reasonable efforts to cause the Registration Statement to be declared effective, and to cause the IPO to be consummated, as soon as reasonably practicable after the date of this Agreement.

5.9           Additional Tax Matters.  For purposes of clarity, Acquirer agrees that it shall be responsible for the taxes identified on Exhibit 5 attached hereto.  Sellers agree to cooperate and cause the Remaining Subsidiaries to cooperate with Acquirer and its affiliates and subsidiaries in connection with filing, paying, contesting, and/or taking any other position or making any other filing with respect to such taxes.

5.10         Supplemented Schedules.  Sellers shall update the Sellers Disclosure Schedules to add the following detail to the existing disclosures of all listed Contracts:  (i) Contract name; (ii) contracting parties; and (iii) Contract date and shall remove any listed Contracts that had expired by their terms as of the date hereof (the “Detailed Schedules”).

5.11         Trademarks, Service marks and Trade names.  As a material inducement to Acquirer entering into and delivering this Agreement, Sellers agree to cause Versacold Group Services ULC to grant Acquirer and its affiliates the sole and exclusive royalty-free, fully paid up right and license (with rights to sublicense) to use in any manner all trademarks, service marks and logos owned, used or held for use by any Formation Entity in any country (other than Canada) in which Acquirer or its affiliates or any Formation Entity engages in or has prepared to engage in the temperature-controlled warehouse and/or logistics business or activity, as further set forth in the Services Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

6.1           Conditions Precedent to the Acquirer’s Obligation to Close.  The Acquirer’s obligation to acquire the Formation Entity Shares and to take the other actions required to be taken by the Acquirer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Acquirer in whole or in part):

(a)           Accuracy of Representations.  All of the Sellers’ representations and warranties in this Agreement (considered collectively) must have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Sellers Disclosure Schedules, and each of the Sellers’ representations and warranties in Section 4.2.6 must have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Sellers Disclosure Schedules.

(b)           Sellers’ Performance.

(i)            All of the covenants and obligations that the Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(ii)           Each document or instrument required to be delivered by the Sellers pursuant to Section 3.2.1 must have been delivered.

(c)           No Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending.

(d)           No Material Change.  There shall not have occurred, since the date hereof, any Material Adverse Effect.

(e)           Completion of Reorganization.  Each step of the Reorganization (other than such steps that by their nature are to be completed at the Closing) shall have been completed by the date or time indicated on Exhibit 2 for such step to be completed, substantially in accordance with Exhibit 2, and the Sellers shall have furnished the Acquirer with evidence of such completion, in form and substance reasonably satisfactory to the Acquirer.

(f)            Completion of IPO.  The IPO shall have been completed in substantially the manner contemplated by the Registration Statement (including the completion of the issuance of the REIT’s senior secured notes described therein), and the REIT shall have received gross proceeds of at least $900,000,000 from the IPO and the offering of the senior secured notes in aggregate.

6.2           Conditions Precedent to the Sellers’ Obligation to Close.  The Sellers’ obligation to consummate the Contribution and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Sellers, in whole or in part):

(a)           Accuracy of Representations.  All of the Acquirer’s representations and warranties in this Agreement (considered collectively) must have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

(b)           Acquirer’s Performance.

(i)            All of the covenants and obligations that the Acquirer is required to perform or comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(ii)           Each document required to be delivered pursuant to Section 3.2.2 must have been delivered.

(c)           No Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending.

(d)           Solvency Opinion.  The Boards of Directors of VIC and Tango have received a written opinion from a nationally recognized financial advisory firm to the effect that, as of the date of such opinion, and subject to any assumptions, limitations and qualifications contained therein, after giving effect to the Contribution and the transactions related thereto, (a) the fair value and present fair saleable value of VIC’s assets would exceed VIC’s stated liabilities and identified contingent liabilities and (b) VIC should be able to pay its debts as they become absolute and mature.

ARTICLE 7

TERMINATION

7.1           Termination Events.  This Agreement may be terminated by written notice given prior to the Closing:

(a)           by either the Acquirer or the Sellers if a material breach of any covenant of this Agreement has been committed by the other party that, if curable, remains uncured for a period of twenty days after notice thereof, and such material breach has not been waived by the terminating party;

(b)           (i) by the Acquirer if the satisfaction of any of the conditions in Section 6.1 is or becomes impossible (other than through the failure of the Acquirer to comply with its obligations under this Agreement) and the Acquirer has not waived such condition; or (ii) by the Sellers if the satisfaction of any of the conditions in Section 6.2 is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition;

(c)           by mutual consent of the parties; or

(d)           by either the Acquirer or the Sellers if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2010 (the “Outside Closing Date”), or such other date as the parties may agree upon in writing.

7.2           Effect of Termination. Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or under applicable law, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate.

ARTICLE 8

MISCELLANEOUS

8.1           Notices.  All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by nationally recognized courier service (with tracking capability), or upon receipt by facsimile transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses or to such other persons or addresses as the party to whom notice is given may have previously furnished in writing to the other party:

If to the Acquirer:

ART Icecap Holdings LLC

c/o Americold Realty Operating Partnership, L.P.

10 Glenlake Parkway

South Tower, Suite 800

Atlanta, Georgia 30328

U.S.A.

Fax:  678-387-4774

Attention:  Legal Department

with copy to:

Attention: CFO

Fax: 678-441-6852

With copies to:

Munger, Tolles & Olson LLP

355 S. Grand Ave., 35th Floor

Los Angeles, California 90071

U.S.A.

Attention:  Robert B. Knauss

Fax: (213) 683-5137

If to the Sellers:

Versacold International Corporation

2115 Commissioner Street

Vancouver, British Columbia V5L 1A6

Canada

Fax:  (604) 255 4015

Attention:  Chief Executive Officer

With copies to:

Fraser, Milner Casgrain LLP

1500-1040 West Georgia St.

Vancouver, British Columbia

Canada

V6E 4H8

Fax: (604) 683-5214

Attention: Bruce M. McKay

8.2           Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto, and any agreement, certificate, instrument or other document executed and delivered in connection herewith, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto with respect to the subject matter of this Agreement.

8.3           Governing Law.  The parties hereto expressly agree that all the terms and conditions hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.

8.4           Consent to Jurisdiction; Venue.  Each party hereto hereby submits to the personal jurisdiction of (i) the courts of the State of Delaware, and (ii) the United States District Court for the District of Delaware, with respect to any dispute arising out of this Agreement or any of the transactions contemplated hereby, including the Contribution, to the extent such courts would have subject matter jurisdiction with respect to such dispute.  Each party further agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and agrees that it will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court other than such courts referred to above.

8.5           Amendments.  This Agreement may not be amended or otherwise modified, except by a written agreement duly executed by each party hereto.

8.6           Assignments; No Third Party Rights.  No party hereto may assign any of its rights, interest or obligations under this Agreement without the prior written consent of the other party hereto and any purported assignment without such consent shall be void.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein.

8.7           Waiver.  No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party against whom such waiver is asserted.  No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given.  No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein.  Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.8           Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.  If it is determined by order of applicable law (including by arbitration order) that the modification or severance of an otherwise invalid or unenforceable provision from the remainder of this Agreement (including any exhibit) is impermissible, and hence the entire Agreement (or exhibit) subject to invalidation or becoming void, the parties shall promptly enter into and deliver to one another one or more additional agreements containing terms, to the greatest extent permitted by applicable law, substantially similar to those contained in this Agreement (or such exhibit).  For purposes of clarity, the parties shall modify or delete otherwise invalid or unenforceable provisions to the least extent necessary to make them valid and enforceable.

8.9           Headings.  The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

8.10         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree and acknowledge that delivery of a signature by facsimile or by email in portable document format (“.pdf”) shall constitute execution by such signatory.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VERSACOLD INTERNATIONAL CORPORATION

By:	/s/ Joel M. Smith
Name: Joel M. Smith
Title: EVP & CFO

VERSACOLD LOGISTICS CANADA INC.

By:	/s/ Joel M. Smith
Name: Joel M. Smith
Title: EVP & CFO

ART ICECAP HOLDINGS LLC

By:	Americold Realty Operating Partnership, L.P.,
its sole member

By:	Americold Realty Trust,
its general partner

By:	/s/ Grant Barker
Name: Grant Barker
Title: Executive Vice President Corporate & Legal Affairs

Solely for purposes of Section 5.8(c)(ii):
AMERICOLD REALTY TRUST

By:	/s/ Grant Barker
Name: Grant Barker
Title: Executive Vice President Corporate & Legal Affairs

(Signature Page to Contribution Agreement)